SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. __)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [x]

Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[X]	Soliciting Material Pursuant to § 240.14a-12

Transocean Ltd.
(Name of Registrant as Specified In Its Charter)

Icahn Partners LP
Icahn Partners Master Fund LP
Icahn Partners Master Fund II L.P.
Icahn Partners Master Fund III L.P.
High River Limited Partnership
Hopper Investments LLC
Barberry Corp.
Icahn Onshore LP
Icahn Offshore LP
Icahn Capital L.P.
IPH GP LLC
Icahn Enterprises Holdings L.P.
Icahn Enterprises G.P. Inc.
Beckton Corp.
John J. Lipinski
Jose Maria Alapont
Samuel J. Merksamer
Carl C. Icahn
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

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[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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2) Form, Schedule or Registration Statement No.:

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4) Date Filed:

On April 4, 2013, Carl C. Icahn and affiliated entities filed an Amendment to their Schedule 13D relating to Transocean Ltd., a copy of which is filed herewith as Exhibit 1.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF TRANSOCEAN LTD. FOR USE AT ITS 2013 ANNUAL GENERAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TRANSOCEAN LTD. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D RELATING TO TRANSOCEAN LTD., FILED BY THE PARTICIPANTS ON JANUARY 25, 2013 (THE “SCHEDULE 13D”). EXCEPT AS OTHERWISE DISCLOSED HEREIN, THE PARTICIPANTS HAVE NO INTEREST IN TRANSOCEAN LTD. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES, PAR VALUE CHF 15.00, PER SHARE, OF TRANSOCEAN LTD., AS DISCLOSED IN THE SCHEDULE 13D, AS MAY BE AMENDED FROM TIME TO TIME. THE SCHEDULE 13D, AS MAY BE AMENDED FROM TIME TO TIME, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

EXHIBIT 1

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No.4)*

Transocean Ltd.
(Name of Issuer)

Shares, par value CHF 15.00 per share
(Title of Class of Securities)

H8817H100
(CUSIP Number)

Keith Schaitkin, Esq.
Icahn Capital LP
767 Fifth Avenue, 47th Floor
New York, New York 10153
(212) 702-4300

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

April 4, 2013
(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

Item 1. Security and Issuer

This statement constitutes Amendment No. 4 to the Schedule 13D relating to the Shares, par value CHF 15.00 per share (the “Shares”), issued by Transocean Ltd. (the “Issuer”), and hereby amends the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on January 25, 2013, as amended by Amendment No. 1, filed with the SEC on January 29, 2013, Amendment No. 2, filed with the SEC on March 4, 2013 and by Amendment No. 3, filed with the SEC on March 7, 2013, to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

      Item 4 of the Schedule 13D is hereby amended by adding the following:

    On April 4, 2013, the Reporting Persons issued an open letter to shareholders of the Issuer (the “April 4 Letter”). A copy of the April 4 Letter is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 7. Material to be Filed as Exhibits

    Exhibit 1      April 4 Letter

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: April 4, 2013

ICAHN PARTNERS MASTER FUND LP
ICAHN PARTNERS MASTER FUND II LP
ICAHN PARTNERS MASTER FUND III LP
ICAHN OFFSHORE LP
ICAHN PARTNERS LP
ICAHN ONSHORE LP
BECKTON CORP.
HOPPER INVESTMENTS LLC
BARBERRY CORP.
HIGH RIVER LIMITED PARTNERSHIP
By: Hopper Investments LLC, general partner
By: Barberry Corp.

By: /s/ Edward E. Mattner
Name: Edward E. Mattner
Title: Authorized Signatory

ICAHN CAPITAL LP
By: IPH GP LLC, its general partner
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
IPH GP LLC
By: Icahn Enterprises Holdings L.P., its sole member
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES HOLDINGS L.P.
By: Icahn Enterprises G.P. Inc., its general partner
ICAHN ENTERPRISES G.P. INC.

By: /s/ SungHwan Cho
Name: SungHwan Cho
Title: Chief Financial Officer

/s/ Carl C. Icahn_____________
CARL C. ICAHN

[Signature Page of Schedule 13D Amendment No. 4 – Transocean Ltd.]

Exhibit 1

FOR IMMEDIATE RELEASE

CARL C. ICAHN ISSUES OPEN LETTER
TO TRANSOCEAN SHAREHOLDERS

New York, New York, April 4, 2013: Carl C. Icahn today delivered the following open letter to shareholders of Transocean Ltd.

Dear Fellow Transocean Shareholders:

THE 2013 TRANSOCEAN ANNUAL GENERAL MEETING WILL BE HELD ON MAY 17, 2013. MY AFFILIATES AND I OWN APPROXIMATELY 5.43% OF THE SHARES OF TRANSOCEAN.

WE URGE SHAREHOLDERS TO VOTE AT THE 2013 TRANSOCEAN ANNUAL GENERAL MEETING FOR THE ICAHN PROPOSAL TO INCREASE THE DIVIDEND AT TRANSOCEAN TO $4.00 PER SHARE AND FOR THE ICAHN PROPOSAL TO ELECT JOSE MARIA ALAPONT, JOHN J. LIPINSKI AND SAMUEL MERKSAMER TO THE TRANSOCEAN BOARD OF DIRECTORS.

We believe that shareholders have the opportunity to increase shareholder value by supporting our proposals and replacing Michael Talbert, Thomas Cason and Robert Sprague, directors who presided as members of the Transocean Board during the transactions described below, which we believe destroyed approximately $11 billion of shareholder value and that continues to pursue strategies, as described below, that we believe are likely to destroy as much as $3 billion of further value in the future.

As more fully described below, we believe that the Transocean Board:

•	has destroyed over $10 billion of value in the Global Santa Fe Merger
•	has destroyed almost $1 billion of value by pursuing the Aker acquisition
•	is likely to destroy $3 billion of additional value by pursuing the current capital allocation strategy

Transocean chairman Michael Talbert has been at the helm of Transocean for 20 years, and along with Thomas Cason and Robert Sprague (who have sat respectively, for 20 and 10 years on the Board of Transocean) these directors cannot avoid their share of responsibility for the performance of Transocean and its shares. These Board members are now up for reelection and shareholders have the opportunity, in our opinion, to close the valuation gap at Transocean by replacing the directors that oversaw the performance at Transocean, and by increasing the dividend to $4.00 per share. We believe that a $4.00 per share dividend will not only result in an appropriate and meaningful return of value to shareholders, but will also force discipline on the Board.

Share Performance

The actions taken by the Board over the past several years have, in our opinion, destroyed billions of dollars of value, which we believe is clearly reflected in the performance of Transocean shares when compared to its competitors.
We believe that Transocean shares have underperformed as a direct result of the poor decisions made by the Transocean Board. We further believe, for the reasons set forth below, that under the current capital allocation strategy championed by this Board, Transocean will continue to underperform its peers.

Transocean Relative Stock Appreciation
	11/07-Present Post GSF	Avg. 2009-Present “Trough”	11/07-3/10 GSF To Macando	2011-Present Post Macando
Diamond Offshore	--20.0%	1.8%	-9.6%	13.0%
Ensco	7.4%	66.1%	-16.8%	8.3%
Noble	--25.0%	22.2%	-18.3%	4.9%
Seadrill	68.4%	144.5%	7.6%	8.5%
Atwood Oceanics	18.0%	96.6%	--20.6%	37.7%
Rowan	-4.4%	83.2%	--17.8%	-2.7%
Comp Set Average	7.4%	69.1%	-12.6%	11.6%
Transocean	-63.2%	-29.1%	--37.1%	-27.3%

Global Santa Fe

In 2007, the same directors who are now using over $5 billion of capital to pay down low coupon debt at Transocean oversaw the purchase of Global Santa Fe (“GSF”) while simultaneously leveraging the balance sheet to pay a special dividend. The GSF acquisition occurred at the height of a global bull market, and while the timing itself was unfortunate, focusing on timing obfuscates what we view as the fundamental problems with the acquisition.
We believe that in pursuing GSF, Mr. Talbert and the Board acquired a fleet which substantially increased the age and volatility of Transocean’s asset base while simultaneously increasing financial leverage. Transocean paid almost $18.2 billion for the GSF assets which we believe are worth only $7.5 billion today, thereby destroying $10.3 billion of shareholder value. 1
Even using an estimate of Transocean’s current net asset value of $68 per share to value the stock portion of consideration, the purchase price comes to $12.75 billion (about $11 billion at today’s depressed market price) meaning that over $5 billion of shareholder value was destroyed using this metric.

Not only did the Board approve the purchase of old and volatile assets while simultaneously leveraging the balance sheet, but even the strategic logic behind this acquisition (as stated in the merger proxy) proved incorrect. This acquisition represented the pinnacle of a decade of deal making and consolidation, which Transocean justified under the premise that a larger company would benefit from cost savings, diversity and an “enhanced industry presence” according to their proxy statement. However, in 2006, before the GSF acquisition, Transocean was running SGA at 2.3% of sales and post the GSF acquisition for the last three years Transocean has been at 3.2% of sales. Clearly, the consolidation benefits never materialized. In comparison, while Transocean was busy paying top dollar for old GSF assets, Seadrill was building new assets and driving shareholder returns.

Aker Drilling

In 2011, Transocean purchased Aker Drilling in an apparent attempt to upgrade their fleet following the damage that we believe was caused by the GSF acquisition. Transocean purchased four rigs in the Aker Drilling transaction (two of which were still under construction) at a premium to new build construction costs. Although Transocean had the ability to utilize cash to fund the acquisition, instead, Mr. Talbert and the Board, in what appears to us to have been an emphasis on credit ratings over shareholder returns, issued almost 30 million shares of Transocean at $40.50 per share immediately after the acquisition of Aker Drilling. In essence, Transocean bought assets at a premium to net asset value and paid for them by issuing shares at substantially below net asset value, in our opinion destroying almost $840 million ($2.50) per share in value. As observed by Morgan Stanley:

“We estimate the secondary offering will create a total NAV loss of ~$837m, raising the implied value paid for the two semis by ~$419m apiece, thereby bringing the total implied amount paid for each harsh environment semi to a high ~$1.4bn. Conversely, at ~$43/sh, the implied value for each of RIG’s UDW floaters (including the Aker rigs) is about $293m, a sharp difference from the “price paid” for the Aker semis.” Ole Slorer – Morgan Stanley November 29, 2011.2

1 The $7.5 billion value of GSF assets was calculated through public information. GSF assets that have been subsequently sold were estimated using net proceeds from the sale of those assets, pro-rated when applicable. Value of currently owned assets were estimated using a comparison of rig market values by type presented in a published Morgan Stanley research report to type and capability of units as presented in Transocean filings.

2 Permission to use this quotation was neither sought nor obtained.

The New Transocean Plan

The Board of Transocean is now endorsing a new plan whereby Transocean will invest billions of dollars in building low return assets and repaying low coupon debt, rather than returning capital to shareholders. Transocean is accepting lower returns on new build assets in exchange for long term contracts to reduce the volatility of their business. However, at the same time Transocean is using massive amounts of cash flow to reduce debt. In stark contrast to the GSF acquisition, in which Transocean increased volatility and leverage, Transocean is now going to the other extreme and decreasing both volatility and leverage thereby driving returns to below its cost of capital. In our view, a balanced approach to managing financial leverage and volatility would yield superior returns for shareholders.

Transocean’s plan appears to use $8.75 billion of capital over the next several years to build new assets and reduce debt, generating an average after tax return of approximately 7%. The sheer size of this investment is equal to almost $25 per share. In fact, a $5 billion ($13.92 per share) investment in debt reduction would result in less than $200 million per year in after tax income ($0.57 per share). Based on an 8.25x 2015 P/E multiple, $8.75 billion of capital invested in this manner would only add $5.1 billion of value, thereby destroying another $3.6 billion of shareholder value. Furthermore, if Transocean chooses to pay down that much debt, the terms of the underlying debt documents will require Transocean to pay hundreds of million in debt prepayment penalties erasing even this modest benefit.3 Recently, Transocean established a 10% weighted average cost of capital (“WACC”) in their management incentive plan for 2012. Generating EBITDA in excess of this WACC (which they describe as “Cash Flow Value Added”), according to the Board, is “closely correlated with total shareholder return” and therefore results in high incentive payouts to management. We cannot help but observe that if the Board understands the “close correlation” between such Cash Flow Value Added and “total shareholder return”, then we believe that they should also understand that their investment plans are below their own target, and will have a “close correlation” to any negative total returns for shareholders. Further, shareholders should not be surprised if the Board realizes that these targets will not be met, and moves the goal posts to assure bonus payments continue to flow to management regardless of meeting these targets.

3 We have assumed a 4.09% weighted average pre-tax cost of debt based on the current average trading levels of 5, 10 and 20 year Transocean bonds. Debt repayment is based on Transocean’s public guidance to repay down to as little as $7 billion of gross debt. Asset investment assumes Transocean builds one additional ship as discussed on recent earnings call. Transocean bonds are currently callable only by paying a make-whole penalty.

Support The Icahn Proposals

We urge shareholders to take control of decision making and capital allocation by replacing longstanding Transocean Board members and by approving a substantial dividend of $4.00 per share.

The poor decisions of the Transocean Board, as evidenced by the Global Santa Fe and Aker Drilling transactions and the current capital allocation policy, and as reflected in the performance of Transocean shares relative to its peers, persuades us that it is time for Talbert, Cason and Sprague to go. We have proposed directors who we believe are capable and willing to develop a value added strategy for shareholders, and who are prepared to focus the company on higher return opportunities and distribute more cash to shareholders.

VOTE FOR Mr. Alapont, who has more than 30 years of global leadership experience at both vehicle manufacturers and suppliers, with business and operations responsibilities in the Europe, Middle East and Africa, Asia Pacific, and Americas regions.

VOTE FOR Mr. Lipinski, who has had a long and successful career in the energy industry, including as CEO and President of CVR Energy, Inc. and CVR Refining, LP, and has a deep understanding of operations and executive management.

VOTE FOR Mr. Merksamer, who has extensive investing experience and strong understanding of business operations and finance.

VOTE FOR A $4.00 PER SHARE DIVIDEND.

We look forward to having further communications with shareholders as the Annual General Meeting approaches.

Very truly yours,

Carl C. Icahn

NOTICE TO INVESTORS

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF TRANSOCEAN LTD. FOR USE AT ITS 2013 ANNUAL GENERAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF TRANSOCEAN LTD. AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 13D RELATING TO TRANSOCEAN LTD., FILED BY THE PARTICIPANTS ON JANUARY 25, 2013 (THE “SCHEDULE 13D”). EXCEPT AS OTHERWISE DISCLOSED HEREIN, THE PARTICIPANTS HAVE NO INTEREST IN TRANSOCEAN LTD. OTHER THAN THROUGH THE BENEFICIAL OWNERSHIP OF SHARES, PAR VALUE CHF 15.00, PER SHARE, OF TRANSOCEAN LTD., AS DISCLOSED IN THE SCHEDULE 13D, AS MAY BE AMENDED FROM TIME TO TIME. THE SCHEDULE 13D, AS MAY BE AMENDED FROM TIME TO TIME, IS AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV.

Contact:
Susan Gordon
(212) 702-4309